EXHIBIT 99.1

China Security & Surveillance Technology, Inc.
Reports Record Third Quarter Results

Revenues Increased 246.6% to $43.4 million; Net Income Up 205.0% to $10.3 million;
EPS of $.37 excluding comprehensive income

Recent Operating and Financial Highlights include:

•	During the third quarter the Company signed 51 new contracts, with a total value of approximately $32 million.

•
On July 6th the Company entered into an agreement to acquire Shanghai Cheng Feng Digital Technology Co., Ltd. (“Cheng Feng”) whose proprietary technology is expected to significantly improve the Company’s positioning in the security market

•	On July 31st the Company completed a private placement yielding net proceeds of $14.9 million

•
On October 3rd the Company formalized a receivables bank financing agreement with China Construction Bank to facilitate new business signings and contract work for approved Safe City “Plan 3111” projects.

SHENZHEN, China, November 15, 2006 -- China Security & Surveillance Technology, Inc. ("China Security") (OTC Bulletin Board: CSSTF), a leading provider of digital surveillance technology in China, today reported financial results for the third quarter and first nine months ended September 30, 2006.

For the third quarter of 2006, the Company reported revenues of $43.4 million, an increase of 246.6 percent compared to $12.5 million for the third quarter of last year. Revenues were comprised of the following: $24.4 million in deferred contracts signed during the second quarter, $14.3 million from new contracts signed during the quarter, $2.1 million from accessories and products, and a $2.6 million contribution from the Cheng Feng acquisition. As a percentage of revenue, the sale of security systems and installations comprised approximately 95 percent of revenue during the third quarter 2006 with the remaining balance related to the sale of parts. The majority of the increase in revenue resulted from new government regulations and initiatives designed to improve macro economic trends in China. Additionally, the Company was also effective in further capitalizing on its strong brand name, broad distribution channels and extensive sales network to win business from new and installed customers.

Gross profit for the third quarter was $12.9 million, resulting in gross margins of 29.6 percent as compared to gross profit of $4.3 million and gross margins of 34.3 percent for the third quarter last year. The decrease in gross margins was primarily a result of increasing competition and a conscious decision by management to lower prices on its key products to win new business. Total operating expenses for the third quarter of 2006 were $2.1 million, a significant increase from the $0.3 million reported in the third quarter of last year, resulting from an expansion of the organization accommodate current and future growth in addition to the incremental costs associated with being a public entity. Income from operations was $10.8 million, up 167.6 percent from the $4.0 million for the same period last year. Operating margins for the third quarter 2006 were 24.8 percent compared to 32.1 percent last year with the decline as compared to last year a result of the lower gross margins and higher operating expenses previously discussed.

The Company recorded an income tax expense of $0.8 million for the third quarter of 2006, nearly equal to that incurred during the third quarter of last year. This represented an effective tax rate of 7.0 percent and 18.9 percent for the third quarter of each respective year and decrease related to the effective of change in deferred tax assets and liability components. Net income for the third quarter increased 205.0 percent to $10.3 million, or $0.37 per diluted share, from $3.4 million, or $0.16 per diluted share for the third quarter of 2005. Fully diluted weighted average shares used in this calculation were 28.0 and 21.6 million for the third quarters of 2006 and 2005, respectively. These figures exclude the impact of comprehensive income. Fully diluted shares outstanding at the end of the third quarter, including warrants, was approximately 31.0 million.

“Sales momentum continued in the third quarter and our pipeline of potential future business remains robust. Solid execution on behalf of our team, supported by key government initiatives and mandates along with macro economic drivers, enabled us to report significant year over year and sequential growth,” stated Mr. Guo Shen Tu, Chief Executive Officer of China Security. “During the third quarter, the Company signed 51 new contracts with a total value of more than $32 million for the sale of equipment and installation services, including several city-wide surveillance projects and several directly related to State Ordinance 458, several of these we believe can lead to much larger projects. As of October 1st, 24 projects totaling $16.3 million in contract value had yet to commence, which when coupled with $1.5 million in deferred project revenue, created a backlog of $17.8 million that the Company expects to convert to revenues during the fourth quarter. In addition, China Security announced $10.7 million in new fourth quarter signings and a significant portion are expected to be realized as revenue before the end of this year.”

For the first nine months of 2006, the Company reported revenues of $66.1 million, an increase of 161.5 percent compared to $25.3 million for the first nine months of 2005. Gross profit for the first nine months in 2006 was $20.3 million, resulting in gross margins of 30.7 percent as compared to gross profit of $7.2 million and gross margins of 28.4 percent for the prior nine month period. Total operating expenses for the first nine months of 2006 were $3.2 million, an increase of 357.9 percent compared to the $0.7 million for the same period last year. Income from operations for the first nine months in 2006 was $17.1 million, up 163.6 percent from the $6.5 million reported for the same period last year with operating margins of 25.8 percent and 25.6 percent respectively. The Company recorded an income tax expense for the first nine months of 2006 of $1.7 million as compared to $0.8 million for the same period last year, representing an effective tax rate of 9.5 percent and 12.4 percent respectively. Net income for the period increased 172.4 percent to $16.3 million, or $0.66 per diluted share, from $6.0 million, or $0.28 per diluted share for the first nine months last year, which excludes the impact of comprehensive income.

The Company’s balance sheet strengthened significantly, with a current ratio of 2.91 to 1 and working capital of approximately $46.8 million. The Company completed the quarter with $23.5 million in cash and equivalents, up from $2.3 million as of December 31, 2005, with the primary increase in cash as a result of two prior private placements in 2006 that collectively generated $22.5 million in net proceeds. The Company plans on using $7.5 million in cash for the previously announced acquisition of Chang Feng, in addition to issuing 1.33 million restricted common shares. Inventory increased 261.7 percent from the end of 2005 to $19.2 million with the increase used to support future revenue growth. Accounts receivable increased 52.0 percent from the end of 2005 to $17.7 million, which was well below the growth in revenues for the nine month period. Management believes current accounts receivable are of high quality and has had very minimal occurrences of collection issues to date. Shareholder's equity increased 98.8 percent to $48.9 million compared to $24.6 million as of December 31, 2005.

“On October 3rd the Company announced a bank financing agreement with China Construction Bank to help support the its efforts to secure new contracts and improving cash conversion for the Safe City Projects initiative (termed “Plan 3111”),. This agreement will provide financing of up to 80 percent of the total contract amount for projects which qualify and affords the Company with a significant competitive advantage versus the under capitalized manufacturers which comprise most of our domestic marketplace. Based on this agreement and our approved vendor designation, we feel confident in our ability to win new contracts associated with what we believe is one of the largest growth opportunities in China,” concluded Mr. Guo Shen Tu.

Conference Call Information

Management held a conference call at 8:30 a.m. EST on Wednesday November 15th. There will be a playback available until November 22, 2006. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 8120438 for the replay.

The webcast may also be accessed at ViaVid's website at www.viavid.net. The webcast can be accessed until December 15, 2006 on either site.

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and maintains security and surveillance systems through its wholly owned subsidiary, Golden Group Corporation (Shenzhen) Limited. China Security has a manufacturing facility located in Shenzhen and a R&D facility which leverages an exclusive collaboration agreement with Beijing University. In addition, China Security has built a diversified customer base through its extensive sales and service network that includes 37 points of presence throughout the PRC. To learn more about China Security, visit their website at: http://www.csstf.com.

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and

Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further description of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 20-F, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Contact:

Company:	Investors:
Terence Yap	Matt Hayden or Brett Maas
(646) 713-4888	Hayden Communications
(852) 98387413	(858) 704-5065
terence@goldengroup.cn	matt@haydenir.com

- TABLES FOLLOW -

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS AS OF SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

ASSETS

	September 30,	December 31,
	2006	2005
	(Unaudited)
	USD	USD
CURRENT ASSETS
Cash and cash equivalents	23,477,149	2,276,915
Accounts receivable, net	17,701,594	11,642,823
Related party receivables	1,457,300	3,783,198
Inventories, net	19,212,303	5,311,293
Prepayment & deposits	288,420	—
Advance to suppliers	4,471,388	1,492,512
Other receivables	3,412,842	415,455
Assets held for sale	3,796	—
Deferred tax assets - current portion	1,284,113	129,712
Total current assets	71,308,906	25,051,908

Plant and equipment, net	7,865,149	1,951,566
Land use rights, net	1,143,884	1,142,182
Equity in affiliated companies	12,652	—
Goodwill	8,426,502	—
Intangible assets	3,359,046	511,127
Deferred tax assets - non-current portion	401,646	459,889
TOTAL ASSETS	92,517,786	29,116,672

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accruals	5,677,230	1,839,609
Related party payables	118,074	—
Taxes payable	1,718,711	1,115,356
Payable for acquisition of business	13,917,004	592,846
Deferred income	1,498,333	887,469
Short-term debts	1,472,219	—
Due to a director	82,635	69,646
Total current liabilities	24,484,206	4,504,926

LONG-TERM LIABILITIES
Long-term debt	2,772,468	—
Total liabilities	27,256,674	4,504,926

MINORITY INTESEST IN CONSOLIDATED SUBSIDIARIES	106,944	—

REDEEMABLE EQUITY	16,221,072	—

SHAREHOLDERDS' EQUITY
Common stock, $0.01 par value; 100,000,000 shares
authorized 29,159,259 including 4,634,592 shares classified
as redeemable equity (September 30, 2006)
and 21,558,000 (December 31, 2005) shares issued and outstanding	245,247	215,580
Additional paid-in capital	11,563,672	4,494,565
Retained earnings	34,830,628	18,552,610
Statutory reserves	823,748	803,758
Accumulated other comprehensive income	1,469,799	545,233
Total shareholders' equity	48,933,094	24,611,746
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	92,517,784	29,116,672

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended September 30		Nine Months Ended June 30
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	USD	USD	USD	USD

Revenues	43,448,232	12,535,699	66,057,404	25,265,140

Cost of goods sold	30,587,917	8,237,909	45,762,899	18,087,424

Gross profit	12,860,315	4,297,790	20,294,505	7,177,716

Selling and marketing	393,831	67,577	686,941	188,017

General and administrative	1,301,813	72,039	1,974,875	151,075

Depreciation and amortization	382,809	128,605	571,602	367,118

Income from operations	10,781,861	4,029,569	17,061,087	6,471,506

Other income, net	250,114	118,001	949,894	358,722

Equity in net loss of affiliated companies	7,055	—	7,055	—

Income before income taxes	11,024,921	4,147,570	18,003,926	6,830,228

Minority interest in income of consolidated subsidiaries	5,599	—	5,599	—

Income taxes	773,675	782,711	1,716,199	846,589

Income from continuing operations	10,245,647	3,364,859	16,282,128	5,983,639

Loss from discontinued operations, net of taxes	17,988	—	17,988	—

Gain on disposal of discontinued operations, net of taxes	33,868	—	33,868	—

Net income	10,261,527	3,364,859	16,298,008	5,983,639

Foreign currency translation gain (loss)	707,825	(17,852)	924,566	(17,852)
COMPREHENSIVE INCOME	10,969,352	3,347,007	17,222,574	5,965,787

NET INCOME PER SHARE
BASIC	0.37	0.16	0.66	0.28
DILUTED	0.37	0.16	0.66	0.28

WEIGHT AVERAGE NUMBER OF SHARES
OUTSTANDING
BASIC AND DILUTED	27,647,979	21,558,000	24,597,358	21,558,000
DILUTED	27,948,386	21,558,000	24,689,147	21,558,000

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2006	2005
	(Unaudited)	(Unaudited)
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	16,298,008	5,983,639
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	571,602	128,605
Amortization of loan origination fees	10,438	—
Issue of warrants for investor relation services	185,000	—
Equity in net loss of affiliated companies	7,055	—
Non-cash adjustments related to discontinued operations	(15,880)	—
Deferred taxes	(1,170,422)	(412,174)
Minority interest	5,599	—

Changes in operating assets and liabilities:
(Increase) decrease in:
Inventories	(12,687,002)	4,014,904
Accounts receivable	(5,061,441)	(4,094,494)
Advances to suppliers	(2,936,222)	(35,346)
Prepayment & deposits	61,580	—
Other receivables	(2,189,669)	(360,272)
Related party receivables	2,673,753	(811,504)

(Decrease) increase in:
Accounts payable and accruals	1,690,287	(3,380,793)
Deferred income	599,367	545,747
Related party payables	109,218	—
Deferred tax liabilities	81,902	—
Tax payable	631,172	608,919
Net cash (used in)provided by operating activities	(1,135,655)	2,187,231

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(4,427,448)	—
Proceeds from disposal of fixed assets	—	74,873
Additions to intangible assets	(31,314)	—
Acquisitions, net of cash acquired	(107,012)	—
Proceeds from dispositions of discontinued operations	570,597	—
Net cash (used in) provided by investing activities	(3,995,177)	74,873

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock, net of issuing expenses	22,284,845	—
New borrowings	3,508,351	—
Advances from directors	12,087	1,087,689
Net cash provided by financing activities	25,805,283	1,087,689

NET INCREASE IN CASH AND CASH EQUIVALENTS	20,674,451	3,349,793

Effect of exchange rate changes on cash	525,783	(407,402)
Cash and cash equivalents, at beginning of period	2,276,915	33,298
CASH AND CASH EQUIVALENTS, END OF PERIOD	23,477,149	2,975,689